UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report: (Date of earliest event reported): June 23, 2011
Chico’s FAS, Inc.
(Exact Name of Registrant as Specified in its Charter)
Florida
(State or Other Jurisdiction of Incorporation)

001-16435	59-2389435

(Commission File Number)	(IRS Employer Identification No.)

11215 Metro Parkway, Fort Myers, Florida	33966

(Address of Principal Executive Offices)	(Zip code)
(239) 277-6200
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (b) On June 23, 2011, Chico’s FAS, Inc., (the “Company”), announced that, Kent A. Kleeberger, the Company’s Executive Vice President-Chief Operating Officer and Chief Financial Officer has resigned from the position of Chief Financial Officer, effective as of June 23, 2011, the date on which a successor chief financial officer was announced, as described below. Mr. Kleeberger will continue to serve the Company as Executive Vice President-Chief Operating Officer.
     (c) On June 23, 2011, the Company announced that Pamela K. Knous, 57, would join the Company as its new Executive Vice President-Chief Financial Officer and Chief Accounting Officer. Ms. Knous served as chief financial officer and executive vice president of SUPERVALU INC. from September 1997 to July 2010, where she was responsible for finance, accounting, information technology, strategic planning, investor relations and its Bristol Farms operation. Prior to joining SUPERVALU, Ms. Knous was executive vice president, chief financial officer and treasurer of The Vons Companies, Inc., now part of Safeway Inc., and prior to that Ms. Knous was a partner in the Los Angeles office of KPMG Peat Marwick, the international audit, tax and advisory firm.
     There is no arrangement or understanding between Ms. Knous and any other persons pursuant to which Ms. Knous was selected as an officer. Neither Ms. Knous nor any related person of Ms. Knous has a direct or indirect material interest in any existing or currently proposed transaction to which the Company is or may become a party. Ms. Knous is not related to any of the executive officers or directors of the Company.
     The Company has entered into a letter agreement with Ms. Knous, which provides for an annual salary and certain other benefits. Ms. Knous commenced her employment on June 23, 2011. Pursuant to the letter agreement, Ms. Knous’s base salary is $550,000 and is subject to annual increases as set from time to time by the Company’s Board of Directors. Upon commencement of employment, Ms. Knous will be awarded a sign-on bonus of $100,000, which is subject to repayment if she voluntarily resigns from the Company within 12 months of her start date. Additionally, on the first day of the window period following Ms. Knous’s commencement of employment, Ms. Knous will be awarded 25,000 nonqualified stock options (with an exercise price equal to the fair market value of the stock on the date of the award and vesting in equal annual amounts over a period of three years) and 75,000 shares of restricted stock (vesting in equal annual amounts over a period of three years). Ms. Knous is also eligible for an annual bonus under the Company’s Amended and Restated Cash Bonus Incentive Plan ranging from 0% to 122.5% of her base salary, if earned, with a minimum guaranteed bonus for fiscal 2011 equal to 70% of her base salary. Under the terms of the letter agreement, the Company contracted to employ Ms. Knous for no specified employment term, but if employment is terminated at any time without good cause, Ms. Knous would be entitled to receive benefits, including among other benefits, continuation of base salary for 12 months as described in the Company’s Executive Severance Plan.
     The foregoing description of the letter agreement is not complete and is qualified in its entirety by reference to the full text of such agreement.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits:
Exhibit 10.1	Employment letter agreement between the Company and Pamela K. Knous

Exhibit 99.1	Chico’s FAS, Inc. Press Release dated June 23, 2011

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHICO’S FAS, INC.
Date: June 23, 2011	By:	/s/ Kent A. Kleeberger
Kent A. Kleeberger, Executive Vice President — Chief Operating Officer

INDEX TO EXHIBITS

Exhibit Number	Description

Exhibit 10.1	Employment letter agreement between the Company and Pamela K. Knous

Exhibit 99.1	Chico’s FAS, Inc. Press Release dated June 23, 2011